Exhibit 99.1

STAAR Surgical CEO Caren Mason to Retire; Tom Frinzi Appointed New CEO

Ophthalmic industry executive Tom Frinzi has been appointed President & CEO of STAAR Surgical, effective January 1, 2023.	Caren Mason will be retiring from STAAR Surgical on December 31, 2022, after leading the company through a significant period of revitalization and growth for more than seven years.

LAKE FOREST, CA, December 19, 2022 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today announced that President and Chief Executive Officer Caren Mason will be retiring December 31, 2022, after leading the company through a significant period of revitalization and growth for more than seven years. STAAR’s Board of Directors has appointed ophthalmic industry executive Thomas “Tom” G. Frinzi, current Board Chair of STAAR, to serve as President and CEO, effective January 1, 2023.

To ensure a seamless transition, Ms. Mason has agreed to serve in an advisory role through December 31, 2023.

"On behalf of the entire Board, I want to thank Caren for her exceptional tenure as STAAR’s President and CEO since March 2015,” said Aimee S. Weisner, Chair of the Board’s Nominating and Governance Committee. “Under Caren’s leadership, STAAR has achieved numerous significant milestones including accelerating average revenue growth above 25% over the past several years and gaining U.S. FDA approval of our EVO lenses earlier this year. At the same time, Caren has overseen a dramatic increase in shareholder value with shares of STAAR increasing in value by almost 10 times during her tenure. She leaves STAAR in an incredibly strong financial and market position.”

Ms. Mason was appointed President and Chief Executive Officer of STAAR in March 2015 after serving as an independent Director on STAAR’s Board of Directors since 2014. Prior to joining STAAR, Ms. Mason served as CEO and in other senior executive roles at numerous innovative healthcare, life sciences, diagnostic technology, and medical device companies.

“Serving as CEO of STAAR Surgical has been the highlight of my career,” said Ms. Mason. “I am proud of STAAR’s accomplishments under my leadership over the past seven years, and I am grateful for the many dedicated professionals around the world who make STAAR such a phenomenal company. I look forward to watching STAAR’s continued success and have great confidence in Tom and the amazing STAAR leadership team.”

Mr. Frinzi was appointed to STAAR’s Board of Directors in June 2020 and has extensive experience in the ophthalmic and medical device industries at both large, well-established companies and innovative start-ups. He served as Worldwide President, Surgical for Johnson & Johnson’s Vision business, and previously served as Senior Vice President of Abbott Laboratories and President, Abbott Medical Optics (AMO). Prior to Abbott, he served as President and CEO of WaveTec Vision, a developer of surgical systems for eye surgery. He previously held senior positions in commercial operations, business development, and sales and marketing at Bausch & Lomb Surgical, Refractec and Chiron Vision.

“I am honored to be selected to lead STAAR as CEO and excited about our company’s future, especially our significant opportunity launching EVO ICL in the United States,” said Mr. Frinzi. “Caren has set the company on extremely strong footing, and I will be highly focused on continuing our global growth and ensuring STAAR continues to lead the industry with innovative lens-based solutions that offer freedom from glasses and contact lenses. We have an incredibly strong team, a life-transforming solution for patients, and we are well positioned to continue to deliver for patients and the physicians who serve them, while also driving value for our shareholders.”

“Tom is the ideal leader to serve as STAAR’s next CEO,” said Ms. Weisner. “He brings more than 40 years of ophthalmic and medical device experience to his stewardship of STAAR and has the vision and expertise to continue STAAR’s strong trajectory of growth and leadership position in implantable lenses for myopia. As Chair of the Board, Tom has been a significant contributor to STAAR’s success for more than two years, and we are confident he will excel as STAAR’s CEO.”

STAAR also announced today that it expects to achieve total net sales for the fourth quarter of 2022 in the range of $64 million to $66 million.

The Board has created the new role of Lead Independent Director, effective January 1, 2023, and appointed Mr. Stephen Farrell, Chair of the Audit Committee, to serve in that capacity. Effective with Ms. Mason’s retirement, STAAR’s Board reduced the total number of members from seven to six.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO ICL™ product line. More than 2,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2022 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, and any statements of assumptions underlying any of the foregoing, including those relating to financial performance in the fourth quarter of 2022. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

CONTACT:Investors and Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

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